EXHIBIT 2.01

ASSET PURCHASE AGREEMENT

Among

SANZ, INC.,

SOLUNET STORAGE, INC.

and

SPADAC INC.

_________________________

Dated as of August 6, 2007
_________________________

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of August 6, 2007, by and among SPADAC Inc., a Delaware corporation (the "Purchaser"), Sanz, Inc., a Colorado corporation (“SI”) and Solunet Storage, Inc., a Delaware corporation (together with SI, the "Seller"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. The Purchaser desires to acquire by way of purchase and assumption, and the Seller wishes to transfer by way of sale and assignment, all of the Seller's right, title and interest in and to all tangible and intangible assets (the "Assets") necessary for the Seller to conduct the operations of EarthWhere, a division of the Seller involved in the development and sale of geospatial data management and distributions solutions (“EarthWhere”). The Assets include, without limitation, all contracts listed in Exhibit B-1 (the "Assignable Contracts"); all contracts that require consent to assign listed in Exhibit B-2 (the “Contracts Requiring Consent,” and collectively with the Assignable Contracts, the “Contracts”); the personal property listed in Exhibit B-3; all copies and versions of the Products and Software; all of the Intellectual Property Rights; all papers and records (in paper or electronic format) in the care, custody or control of the Seller or any of its representatives relating to the operations of EarthWhere, including, without limitation, all purchasing and sales records, customer and vendor lists, accounting and financial records, Product documentation, Product specifications, source code, marketing requirement documents and software release orders; and any other assets, tangible or intangible, or rights of the Seller related to the operations of EarthWhere and the Products.

B. In consideration for the sale and assignment of the Assets, the Purchaser is willing to pay the consideration provided for herein and to assume only the liabilities and obligations under the Contracts, as provided for in this Agreement.

Now, Therefore, in consideration of the purchase price and the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

AGREEMENT

1. Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date (or thereafter with respect to the Contracts Requiring Consent as provided for in § 8), the Seller will sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase from the Seller, all of Seller's right, title and interest in and to the Assets.

2. Assumption of Obligations.  The Purchaser shall not assume nor will the Purchaser have any obligations or liabilities of the Seller, except that the Purchaser will assume the obligations of the Seller under the Contracts but only to the extent such obligations (A) arise after the Closing Date (including performance obligations related to Contracts entered into prior to the Closing), (B) do not arise from or relate to any Breach by the Seller of any provision of any of such Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts. The Purchaser shall not assume any obligations of any contracts or agreements except those Contracts set forth on Exhibit B-1 and those Contracts set forth on Exhibit B-2 upon receiving a Consent or Sublicense thereto.

3. Consideration.  In consideration for the Assets and for the other promises and covenants contained herein and in the other agreements to be delivered by the Seller hereunder, the Purchaser will deliver to the Seller, six hundred thousand dollars ($600,000) (the “Purchase Price”) as follows: (a) cash in the amount of three hundred thousand dollars ($300,000), payable by wire transfer or delivery of other immediately available funds at the Closing (the “Initial Tranche”); and (b) cash in the amount of three hundred thousand dollars ($300,000), payable by wire transfer or delivery of other immediately available funds two (2) business days following notification to the Purchaser of the occurrence of the Subsequent Tranche Trigger (the “Subsequent Tranche”).

4. Closing Date.  The sale and purchase of the Assets and the assignment and assumption of liabilities contemplated by this Agreement will take place at the offices of Wilson Sonsini Goodrich & Rosati, 1700 K Street, NW, Fifth Floor, Washington, DC 20006, at 10:00 a.m. on August 6, 2007, or at such other place and date as the Purchaser may determine (the "Closing"). The date on which the Closing actually takes place shall be referred to as the "Closing Date."

5. Closing Date Deliveries.

(a) Mutual Closing Date Deliveries.  At the Closing, each of the parties will execute and deliver to the other the following:

(i) an Instrument of Assignment and Assumption, in the form attached as Exhibit C;

(ii) a Bill of Sale, in the form attached as Exhibit D (executed and delivered by the Seller only);

(iii) documents in forms reasonably satisfactory to Purchaser, sufficient to enable transfer of all Intellectual Property Rights and proper recordation thereof (“IP Assignments”); and

(iv) such other documents necessary to effect the transactions contemplated by this Agreement as either the Buyer’s or the Seller’s counsel may reasonably request.

(b) Seller's Closing Date Deliveries.  At the Closing, the Seller will deliver to the Purchaser the Assets.

(c) Purchaser's Closing Date Deliveries.  At the Closing, the Purchaser will deliver to the Seller the Initial Tranche.

6. Representations and Warranties of the Seller.  The Seller makes the following representations and warranties to the Purchaser as of the date hereof, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this § 6:

(a) Title to Assets.  Except as set forth on § 6(a) of the Disclosure Schedule, the Seller has good and marketable title to the Assets, free and clear of any encumbrance or restriction on transfer, except to the extent third-party Consents are required for the assignment of any of the Contracts, and the Assets constitute all of the tangible and intangible assets used in or necessary for the lawful operation of EarthWhere as conducted as conducted on and immediately prior to the Closing Date.

(b) Contracts.  Except as set forth on § 6(b) of the Disclosure Schedule, to the Knowledge of the Responsible Officers, each Contract is valid and in full force and effect, and is enforceable by the Seller in accordance with its terms. To the Knowledge of the Responsible Officers, no Person has materially violated or materially breached, or declared or committed any material default under, any Contract; and no event has occurred, and, except insofar as the Contracts require Consent for any assignment, to the Knowledge of the Responsible Officers no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a material violation or material breach of any of the provisions of any Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Contract, (iii) give any Person the right to accelerate the maturity or performance of any Contract, or (iv) give any Person the right to cancel, terminate or modify any Contract. The Seller represents and warrants to the Purchaser that the Purchaser shall have no obligation or responsibility to the Seller or any third party with regard to the costs of performance under the Contracts for the period prior to the Closing Date.

(c) Compliance with Legal Requirements.  Except as set forth on § 6(c) of the Disclosure Schedule, the Seller is in full compliance in all material respects with each Legal Requirement that is applicable to the discharge of the Seller's obligations under the Contracts except where failure would have no material adverse effect, and the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, in each case, in connection with EarthWhere.

(d) Proceedings; Orders.  There is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (i) that relates to or might affect the Assets or the discharge of the Seller's obligations under the Contracts; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement. To the best of Seller's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. The Seller is not subject to any Order that relates to the Assets or the discharge of the Seller's obligations under the Contracts.

(e) Authority; Binding Nature of Agreements.  The Seller has the absolute and unrestricted right, power and capacity to enter into and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally, and to general equitable principles. The Seller and its affiliates have not entered into any contract, agreement or understanding that restricts the selling, licensing or other distribution of the Products, the providing of services related to the Products, or otherwise conducting the operations of EarthWhere. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Purchaser, by operation of law or otherwise, of any Contracts, will result, under the terms of any Contract, in (i) the Purchaser granting to any third party any right to or with respect to any technology or intellectual property rights owned by, or licensed to, the Purchaser, (ii) the Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its EarthWhere operations, or (iii) the Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Seller upon Closing.

(f) Noncontravention; Consents.  Except insofar as the Contracts Requiring Consent require the Consent of the contracting parties for any assignment and except as set forth on § 6(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) violate any provision of its charter or bylaws, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets are subject. The Seller was not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement, except where failure would have no material adverse effect.

(g) Intellectual Property Matters.

(i) § 6(g)(i) of the Disclosure Schedule lists all Assets that are Registered IP. All such Registered IP is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and is not subject to any unpaid maintenance fees or taxes or actions falling due within one hundred and eighty (180) days after the date hereof. The Seller has not made any misrepresentations to a government authority in the prosecution and maintenance of any Assets that are Registered IP, or otherwise impaired the enforceability of such Registered IP through action or inaction.

(ii) § 6(g)(ii) of the Disclosure Schedule sets forth a complete and correct list of all licenses, agreements and other contracts to which the Seller or any affiliate of the Seller is a party (i) related to the licensing to, or acquisition of, any third party intellectual property rights or technology related to or used in the EarthWhere operations or incorporated into any Products (other than “shrink-wrap” or similar object code-only licenses for commercially available software the license fee for which is less than $1000.00), or (ii) related to the sale or licensing of any Intellectual Property Rights, including any covenants not to sue thereunder, other than non-exclusive object code-only licenses granted by the Seller in the ordinary course and provided that forms of such licenses have been provided to the Purchaser.

(iii) Except as set forth on § 6(g)(iii) of the Disclosure Schedule, the Products and Software do not include or incorporate any open source, public source or freeware, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license.

(iv) The Seller has taken all reasonable steps necessary to protect the proprietary status of all trade secrets and other confidential information relating to EarthWhere. To the Knowledge of the Responsible Officers, no third party possesses any copy of any material source code to the Software included in the Assets. As of the Closing, the Seller will have delivered to the Purchaser, and neither the Seller nor any of its affiliates will have retained any copy of any source code to any of the Software.

(v) The conduct of the operations of EarthWhere has not and does not, and when conducted by the Purchaser after the Closing in substantially the same manner will not, infringe upon or misappropriate the intellectual property rights of any person.

(vi) To the Knowledge of the Responsible Officers, no person or entity is infringing or misappropriating the Intellectual Property Rights within the Assets.

(vii) The Seller has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that the Products and the Software are free from defects, bugs, viruses and other disabling codes that would have a material adverse effect on the Product or Software, and the Seller has disclosed to the Purchaser all information about material defects, bugs, viruses and other disabling codes in the Products and the Software about which the Responsible Officers have Knowledge, and has used a system and a procedure for tracking those bugs, the results of which have been shared with the Purchaser and are included in the Assets.

(h) Environmental Matters.  To the Knowledge of the Responsible Officers, all property that is owned by, leased to, controlled by or used by EarthWhere, and all surface water, groundwater, soil and air associated with or adjacent to such property: (i) is free of any hazardous material and any harmful chemical or physical conditions; and (ii) is free of any environmental contamination of any nature.

(i) ITAR.  The C2PC Plug-in and Falcon View Plug-in (the “Restricted Articles”) are defense articles under Category 121.8, End Items -Software, of the U.S. munitions list and the Seller has not (i) exported the Restricted Articles, or (ii) provided access to the Restricted Articles by foreign nationals without a license under the International Traffic in Arms Regulations (“ITAR”).

(j) Disclaimer.  With respect to the Products and those items listed on Exhibit B-3, the Seller makes no representations or warranties except as otherwise set forth herein and specifically disclaims any and all implied warranties or conditions of merchantability or fitness for a particular purpose.

7.  Representations and Warranties of the Purchaser. The Purchaser makes the following representations and warranties to the Seller as of the date hereof:

(a) Authority; Binding Nature of Agreements.  The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action on the part of the Purchaser and its Board of Directors; and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditor's rights generally and to general equitable principals.

(b) Organization and Standing of Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c) Noncontravention; Consents.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject, (ii) violate any provision of its charter or bylaws, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets are subject. The Purchaser was not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement, except where failure would have no material adverse effect.

(d) Proceedings; Orders.  There is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding that materially challenges, or that may have the effect of materially preventing, delaying, making illegal or otherwise interfering with, this Agreement. To the best of Purchaser’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(e) Litigation. There are no pending or, to the Knowledge of the Purchaser, threatened or anticipated actions, suits, proceedings, hearings or investigations of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction seeking to delay, limit or enjoin the transactions contemplated by this Agreement.

(f) ITAR. The Purchaser is a “US Person” as defined under ITAR and is registered with the Department of State in compliance with ITAR.

(g) Security Clearances. The Purchaser has a Top Secret-Rated Facility Security Clearance accreditation and is in good standing with the Defense Security Service.

8. Post-Closing Date Covenants Of The Parties.

(a) Third Party Consents.  The parties acknowledge that the Contracts Requiring Consent require the Consent of third parties, including without limitation, governmental agencies, for the effective assignment of those Contracts from the Seller to the Purchaser as contemplated by this Agreement. The parties agree that they will each use commercially reasonable efforts for a period of sixty (60) days following the Closing to obtain such Consents; to the extent the Seller is unable to obtain a Consent to a Contract Requiring Consent prior to the end of the sixty (60)-day period, the Seller agrees to sublicense all rights under such Contract to the Purchaser upon the same terms received by the Seller (the “Sublicense”) or to provide the Purchaser with written notification setting forth in reasonable detail an explanation as to the Seller’s good faith efforts to obtain such Consents and the Legal Requirements or other reasons restricting such Consent or Sublicense (the “Written Notice”). The “Subsequent Tranche Trigger” shall occur at such time as the Purchaser has received from the Seller with respect to each Contract, (i) a Consent, (ii) a Sublicense or (iii) a Written Notice.

Prior to the time each required Consent is obtained, the parties agree that the Purchaser will discharge and perform all duties and obligations of the Seller under each Contract, the Purchaser shall be sublicensed such Contract and shall be entitled to receive, directly from the contracting party or from the Seller, all payments and other benefits under such Contract. During such sixty (60)-day period, the Seller agrees to use commercially reasonable efforts to continue to employ and make available to the Purchaser the services of Charles Manning, Jeff Longie, Scott Knutti and Brian Kiggins (the “Seller Employees”). Notwithstanding the above, to the extent the Seller Employees render services under such Contracts, Seller shall receive the revenue on such Contracts and such Seller Employees shall have such access to the Assets as is reasonably necessary to perform under such Contracts.

(b) Pre-Closing Date Contract Revenue.  The parties acknowledge that the Purchaser shall be entitled to present invoices under the Contracts for work performed under those Contracts prior to the Closing Date. The Purchaser will refund to the Seller all payments for work done prior to the Closing Date, and the Purchaser will be entitled to receive the full benefit of any amounts paid for work done after the Closing Date.

Notwithstanding the foregoing, with respect to any amounts received by the Seller relating to invoices listed on Exhibit C-1, the Seller shall be entitled to all amounts thereunder. With respect to any amounts received by the Seller relating to invoices listed on Exhibit C-2, the Seller will be entitled to those amounts related to license fees and the Purchaser will be entitled to those amounts relating to maintenance and support fees and professional services fees. The Purchaser will be entitled to receive the full benefit of any other amounts paid under the Contracts, except for those commission amounts set forth on Exhibit C-3.

Exhibit C-1 sets forth all invoices outstanding prior to August 2, 2007. Exhibit C-2 sets forth all invoices outstanding on or after August 2, 2007, but prior to Closing.

(c) Employees.  The parties understand and agree that the Purchaser may offer employment (terminable at will) to certain individuals engaged in services to EarthWhere on the date of this Agreement, at terms and conditions determined by the Purchaser in its sole discretion. The Seller agrees that the Purchaser may solicit the employment of and hire any such employees.

(d) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of EarthWhere from maintaining the same business relationships with the Purchaser after the Closing as it maintained with the Seller prior to the Closing.

(e) Office Space and Access to Individuals. For a period of thirty (30) days following the Closing Date, the Seller will permit the Purchaser to occupy the office space related to the EarthWhere operations and will provide the Purchaser with reasonable access to individuals with knowledge of the EarthWhere operations.

(f) ITAR. The Purchaser agrees, to the extent the Restricted Articles are defense articles under Category 121.8, End Items -Software, of the U.S. munitions list, not to (i) export such Restricted Articles, or (ii) provide access to such Restricted Articles by foreign nationals without a license under ITAR.

(g) Security Clearances. Upon the transfer of the Contracts Requiring Consent to the Purchaser pursuant to § 8(a) above, the Purchaser agrees that it shall have obtained all necessary security clearances, including without limitation personnel and facility clearances, and permits (collectively, the “Security Clearances”) to accept assignment of the Contracts Requiring Consent.

(h) Non-Competition; Non-Solicitation.  Beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Non-Compete Period”), the Seller shall not directly or indirectly, without the prior written consent of the Purchaser, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below).

(i) For all purposes of and under this Agreement, the term “Competitive Business Activity” shall mean: (i) engaging in, managing or directing persons engaged in any business competitive with or directly related to the EarthWhere operations; (ii) acquiring or having an ownership interest in any entity that derives revenues from any business in competition with the EarthWhere operations (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Exchange Act of 1934, as amended); or (iii) participating in the operation, management or control of any firm, partnership, limited liability company, corporation, entity or business that derives revenues from any business in competition with the EarthWhere operations. Notwithstanding the foregoing, a Competitive Business Activity shall not include the acquisition by the Seller of a business that has operations that are competitive with or relates to the EarthWhere operations, if the top line revenue relating to such operations accounts for less than twenty-five percent (25%) of the acquired business (the “Incidental Acquisition Exception”). For all purposes of and under this Agreement, the term “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision of the world, including those in which the Seller is currently engaged in business or otherwise distributes, licenses or sells any Products.

(ii) In addition, during the Non-Compete Period, the Seller shall not directly or indirectly, either for itself or another Person (A) solicit for employment or engagement, or encourage to leave their employment or engagement, or employ or engage any individual who is an employee or otherwise provides services to the Purchaser, or (B) induce or attempt to induce any customer, supplier, licensee, or business relation of the EarthWhere operations (as operated by the Purchaser) to cease doing, or reducing the amount of, business with the Purchaser, or in any way interfere with the relationship between any customer, supplier, licensee, or business relationship of the Purchaser except as it relates to the Incidental Acquisition Exception set forth above. Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall prohibit the Seller from the general advertisement of positions of employment in media of general circulation and access that do not specifically target individuals otherwise covered by the restrictive covenants in this § 8(h).

(iii) The parties hereto agree that the duration and area for which the restrictive covenants set forth in this § 8(h) are to be effective is reasonable. In the event that any court determines that the time period or the area or both of them are unreasonable and such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties hereto agree that damages are an inadequate remedy for any breach of this covenant and that Purchaser shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this covenant. In the event of a breach by the Seller of any covenant set forth in this § 8(h), the term of such covenant will not run in favor of the Seller from the time of the commencement of any breach until such time as the breach shall be cured by the Seller to the satisfaction of the Purchaser. No waiver of any breach of the foregoing covenant shall be implied from the forbearance or failure of the Purchaser to take action thereon.

9. Indemnification

(a) Survival of Representations and Covenants.  The representations, warranties, covenants and obligations of each party shall survive the Closing Date and shall remain in full force and effect for ninety (90) days following the Closing Date. For purposes of this Agreement, each statement or other item of information set forth in any Disclosure Schedule or in any update thereto shall be deemed to be a representation and warranty made by the Seller in this Agreement.

(b) Indemnification.  The Seller hereby agrees to hold harmless, indemnify, compensate and reimburse the Purchaser and its officers, directors and affiliates (each, an "Indemnified Party") for any Damages that are directly or indirectly suffered or incurred by the Indemnified Party or to which any Indemnified Party may otherwise become subject during the ninety (90) day period immediately following the Closing Date (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with, any of the following matters, but excluding in all events lost profits, lost opportunities, consequential, punitive or other special damages:

(i) any Breach of any representation or warranty made by the Seller in this Agreement, or any representation, warranty, statement, information or provision in any other document delivered by one party to the other pursuant to this Agreement, or any covenant or obligation of the Seller under this Agreement;

(ii) any Liability to which it or any of its successors or assigns may become subject and that arises directly or indirectly from or relates directly or indirectly to any service performed by or on behalf of the Seller on or at any time prior to the Closing Date; or

(iii) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in the foregoing clauses (including any Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this § 9).

(c) Threshold.  The liability of Seller under this § 9 shall not exceed two hundred thousand dollars ($200,000); provided, however, that the limitation on the indemnification obligations of the Seller that is set forth in this § 9(c) shall not apply to any Breach arising directly or indirectly from any circumstance of which the Seller had Knowledge on or prior to the Closing Date, or in the case of willful misconduct or fraud. The Seller shall have no obligation to indemnify the Indemnified Party(s) under this § 9 until such time as the Indemnified Party(s) have suffered Damages in excess of ten thousand dollars ($10,000) individually or in the aggregate, at which time all Damages shall be subject to indemnification hereunder.

(d) Setoff.  In addition to any rights of setoff or other rights that any Indemnified Party may have at common law or otherwise, any Indemnified Party shall setoff any claim for indemnification under this § 9 only against the Subsequent Tranche; provided, however, that subject to § 9(c), in no event shall any setoff, in combination with indemnification exceed the amounts in § 9(c).

(e) Exclusivity of Remedies.  Notwithstanding any other provision in this Agreement, the indemnification remedies and other remedies provided in this § 9 shall be the exclusive remedy of the Indemnified Party(s) against the Seller with respect to this Agreement, the Assets and the transactions contemplated by this Agreement, except in the case of a Breach arising directly or indirectly from any circumstance of which the Seller had Knowledge on or prior to the Closing Date, or in the case of willful misconduct or fraud.

(f) Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnified Party pursuant to this § 9, the Indemnified Party shall have the right, at its election and at its risk, to assume the defense of any such claim or Proceeding on its own as set forth below. If the Indemnified Party so proceeds with the defense of any such claim or Proceeding on its own:

(i) all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Seller;

(ii) the Seller shall make available to the Indemnified Party any documents and materials in the former's possession or control that may be necessary to the defense of such claim or Proceeding;

(iii) the Indemnified Party shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

(iv) the Indemnified Party shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold such consent.

(g) Exercise of Remedies by Third Parties.  No Indemnified Party (other than a party to this Agreement or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless such party (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10. Miscellaneous Provisions

(a) Further Assurances.  Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the Closing Date) for the purpose of carrying out or evidencing this Agreement.

(b) Fees and Expenses.  Each party shall bear its own expenses in connection with the negotiation and execution of this Agreement and the other agreements and documents contemplated hereunder.

(c) Attorneys Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(d) Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

        Sanz, Inc.
        9800 Pyramid Court, Suite 130
        Englewood, CO 80112-2694
        Attention: Chief Executive Officer
        Facsimile: (303) 297-9654

with a copy to:

        Hensley Kim & Holzer, LLC
        1660 Lincoln Street, Suite 3000
        Denver, CO 80264
        Attention: Darren R. Hensley, Esq.
        Thomas O. McGimpsey, Esq.
        Facsimile: (720) 377-0777

if to the Purchaser:

        SPADAC Inc.
        7921 Jones Branch Drive, Suite 600
        McLean, VA 22102
        Attention: Mark Dumas, Chief Executive Officer
        Facsimile: (703) 893-8131

with a copy to:

        Wilson Sonsini Goodrich & Rosati
        1700 K Street, NW, Fifth Floor
        Washington, DC 20006
        Attention: Mark R. Fitzgerald, Esq.
        Facsimile: (202) 973-8899

(e) Publicity.  On and at all times after the Closing Date, no press release or other publicity concerning this Agreement shall be issued or otherwise disseminated by or on behalf of either party without the prior written consent of the other party; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making such disclosure) and the Purchaser and the Seller otherwise agree to keep the existence and terms of this Agreement strictly confidential.

(f) Governing Law; Venue.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Any dispute between the parties connected with this Agreement shall be submitted to the sole jurisdiction of the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(g) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, and on all Indemnitees. No party may assign any or all of its rights under this Agreement to any other Person without the prior written consent of the other party hereto.

(h) Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties hereto.

(i) Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(j) Parties in Interest.  Except for the provisions of § 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

(k) Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

(l) Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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The Parties to this Asset Purchase Agreement have caused this Agreement to be executed and delivered effective as of August 6, 2007.

SPADAC Inc. a Delaware corporation

By:	/s/ Mark Dumas
Mark Dumas, Chief Executive Officer

Sanz, Inc. a Colorado corporation

By:	/s/ Todd Oseth
Todd Oseth, Chief Executive Officer

Solunet Storage, Inc. a Delaware corporation

By:	/s/ David Rosenthal
David Rosenthal, Chief Financial

Attachments:
Exhibit A - Certain Definitions

[Signature Page To Asset Purchase Agreement]

Exhibit A

Certain Definitions

For purposes of this Agreement (including this Exhibit A):

Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any material inaccuracy in or material breach of, or any material failure to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Closing. "Closing"” shall have the meaning set forth in § 4.

Closing Date. "Closing Date" shall have the meaning set forth in § 4.

Consent. "Consent" shall mean any approval, consent, ratification, permission, novation, clearance, waiver or authorization (including any Governmental Authorization) by any Person.

Damages. "Damages" shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Governmental Authorization. "Governmental Authorization" shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, novation, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or, to the Knowledge of the Responsible Officers, may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, federal, state, local, municipal, foreign or other government.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all patent, copyright, trademark, trade-secret and other intellectual-property rights of the Seller that (x) are used in, primarily related to or reasonably necessary for the operations of EarthWhere, the material items of which are listed or described in Exhibit B-3, (y) are embodied by the Products or Software, or (z) are otherwise listed on Exhibit B-1, Exhibit B-2 or Exhibit B-3, including:

(a) the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any government entity; and

(b) the right to all past and future income, royalties, damages and payments due with respect to such Intellectual Property Rights, including without limitation rights to damages and payments for past, present or future infringements or misappropriations thereof, as well as all goodwill associated with such Intellectual Property Rights.

Knowledge. “Knowledge” shall mean the knowledge of the Responsible Officers after reasonable inquiry of those employees of the Company whom such persons reasonably believe would have actual knowledge of the matters represented or the knowledge after such due diligence as a similarly situated person would have made or exercised in the management of the affairs of the Company.

Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order. "Order" shall mean any:

(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b) Contract with any Governmental Body that is, has been entered into in connection with any Proceeding.

Person. "Person" shall mean any individual, entity or Governmental Body.

Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

Products. “Products” shall mean Seller’s entire line of EarthWhere products, including all derivative works and custom code and all versions of such products and products under development, and including the products listed on Exhibit B-3.

Registered IP. “Registered IP” shall mean all United States, international and foreign intellectual property rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

Responsible Officers. “Responsible Officers” shall mean Todd Oseth, David Rosenthal, Leslie Rezgui and Ed Dunn.

Software. “Software” shall mean all software, in both object- and source-code form, that is included in or part of any version of the Products, and including the software listed on Exhibit B-3, all versions of the foregoing software, and any software from which any of the foregoing software was derived.

Sublicense. “Sublicense” shall have the meaning set forth in §8(a).

Written Notice. Written Notice shall have the meaning set forth in §8(a).

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SELLER

DISCLOSURE SCHEDULE

Introduction

The following are exceptions to the representations and warranties of Sanz, Inc., a corporation organized under the laws of Colorado (“SI”), and Solunet Storage, Inc., a corporation organized under the laws of Delaware (“SSI” and collectively with SI, “Seller”), contained in the Asset Purchase Agreement (the “Agreement”) dated August 6, 2007, by and among SPADAC Inc., a corporation organized under the laws of Delaware (“Buyer”), and Seller, and constitutes the “Disclosure Schedule” as defined in the Agreement. The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement. Any terms defined in the Agreement shall have the same meaning when used in this Disclosure Schedule as when used in the Agreement, unless the context otherwise requires. Notwithstanding any materiality qualifications in any of Seller’s representations or warranties in the Agreement, for administrative ease, certain items have been included herein which are not considered by the parties to be material to the business, assets, results of operations, prospects or affairs of Seller. The inclusion of any item hereunder shall not be deemed to be an admission by Seller that such item is material to the business, assets, results of operations, prospects or affairs of Seller, nor shall it be deemed an admission of any obligation or liability to any third party. Any item contained in any section of the Disclosure Schedule shall be deemed to be contained in any other section of the Disclosure Schedule where it is apparent from the disclosure made in the original section that such disclosure would apply to another section of the Disclosure Schedule as though fully set forth in such other section.

Section 6(a) - Title to Assets

1. Liens on Acquired Assets pursuant to

a. Credit and Security Agreement, dated May 31, 2001, by and between SI and Wells Fargo Business Credit, Inc., as amended; and

b. Security Agreement, dated October 12, 2005, by and between San Holdings, Inc., parent company of SI, and Avnet, Inc., as amended.

2.  U.C.C. Financing Statements

Debtor(s)	Creditor(s)	Financing Statement Number/File Number	Jurisdiction
SI	Wells Fargo Business Credit Inc. and Wells Fargo Bank, National Association	20012037572 (amended by statement numbers 20032098358, 20032098360, 20052032770, 20062004182, 20062005511 and 20062007864)	Colorado
SI	Wells Fargo Business Credit Inc.	20032098359 (amended by statement number 20052032771)	Colorado
SI	Avnet, Inc.	20052046775 (amended by statement number 20052069188 and statement number 2005F105330)	Colorado
SSI	Wells Fargo Business Credit, Inc.	50906256	Delaware

Section 6(b) - Contracts

See items 1, 2, 4, and 5 set forth on Section 6(f) of the Disclosure Schedule.

Section 6(c) -Compliance with Legal Requirements

See items 1, 2 and 4 set forth on Section 6(f) of the Disclosure Schedule.

Section 6(f) - Non-Contravention

1.
Seller was required to register with the U.S. Department of State as a manufacturer of defense articles on development of the Restricted Articles but neglected to register at that time. Seller filed on July 9, 2007, a Statement of Registration with the U.S. Department of State and intends to file a voluntary disclosure regarding this failure to register timely.

2.	Seller is required to notify the U.S. Defense Security Service of the transactions contemplated by the Agreement or any documents related thereto.

3.	Consents from the other parties to the contracts and agreements set forth on Exhibit B-2 (the Contracts Requiring Consent) are required in connection with the assignment thereof to Buyer.

4.	Novations from all government agencies holding prime contracts and agreements set forth on Exhibit B-2 are required in connection with the assignment thereof to Buyer.

5.	Release of the liens set forth on Section 6(a) of the Disclosure Schedule encumbering the Assets is required.

Section 6(g)(i) - Intellectual Property

1.	Patent Applications.
a.	U.S. Patent Application No.: 10/990,205
i.	Title/Subject: Systems and Methods for Provisioning Geospatial Data
ii.	Date of filing: November 16, 2004
iii.	European Patent Application No.: 05257039.7
b.	U.S. Patent Application No.: 11/359,680
i.	Title/Subject: Methods and Apparatus for Providing a Configurable Geospatial Data Provisioning Framework
ii.	Date of filing: February 22, 2006
2.	Trademark
a.	Word Mark: EarthWhere
i.	Serial No.: 77075481
ii.	Class of goods covered
1.
IC 009. US 021 023 026 036 038. G & S: Computer software for gathering, provisioning and rendering geospatial data; software for accessing databases of geographic spatial data sets; software for analyzing, processing and sampling geospatial data; software for retrieving geospatial data from geospatial databases and transporting results of processed geospatial data sets. First Use: May 29, 2002. First Use in Commerce: May 29, 2002

2.
IC 042. US 100 101. G & S: Computer services in the field of geospatial information systems, namely geospatial analytical services, design and development of spatially-based decision support systems and databases, and consultation related thereto. First Use: May 29, 2002. First Use in Commerce: May 29, 2002

iii.	Filing Date: January 3, 2007
iv.	Federal Renewal Date: January 3, 2017 if the appropriate affidavit is filed between January 3, 2012 and January 3, 2013 and the trademark is still in use at that time.
v.	Countries Registered: United States
3.	Copyrights - None.
4.	Domain Names
a.	www.earthwhere.com

Section 6(g)(ii) - Intellectual Property

5.	Licenses, sublicenses, agreements or permissions to which Division is a party relating to any of the Intellectual Property.
a.	Open Source Licenses
i.	Apache License Version 2.0.
ii.	BSD License
iii.	Common Public License v 1.0
iv.	BBN public license
v.	Public License
vi.	General Public License
vii.	Lesser General Public License
viii.	SUN License
ix.	ActiveState Community License
x.	Microsoft License under VS
xi.	MIT Style License

b.	Private Licenses
i.	Inbound
1.	Macrovision Corporation dated May 14, 2004
2.	Pictometry International Corporation dated June 26, 2006
3.	LizardTech, Inc. dated May 7, 2004
4.	Environmental Research Institute, Inc. dated May 12, 2005
5.	LizardTech, Inc. dated January 27, 2005
6.	Click through license with EJ Technologies
ii.	Outbound
1.	United States Army Corps of Engineers, Albuquerque, N.M. dated September 1, 2004
2.	U.S. Army Space and Missile Defense Command/U.S. Army Forces Strategic Command dated November 6, 2006
3.	General Dynamics, AIS dated October 29, 2005
4.	U.S. Army Office of Assistant Chief of Staff for Installation Management dated January 12, 2006
5.	Defense Intelligence Agency (DIA) - Underground Facility Analysis Center dated October 31, 2006
6.	DigitalGlobe, Inc. dated November 26, 2003
7.	The Defense Threat Reduction Agency/BDC dated March 21, 2005
8.	General Dynamics, AIS dated March 31, 2005
9.	General Dynamics, AIS dated May 5, 2006
10.	ISPA Technology, LLC dated September 22, 2004
11.	Joint Warfare Analysis Center dated August 29, 2006
12.	Marine Corps Intelligence Activity dated September 13, 2006
13.	NOAA Coastal Services Center dated March 31, 2006
14.	U.S. Northern Command dated August 29, 2006
15.	Ohio Department of Administrative Services dated December 1, 2006
16.	Oregon Bureau of Land Management dated August 31, 2006
17.	MTMCTEA dated April 22, 2005
18.	SOCOM dated August 15, 2006
19.	The Titan Corporation dated April 22, 2005
20.	University of Denver dated July 28, 2006
21.	U.S. Department of Agriculture (“USDA”) - Aerial Photography Field Office dated August 20, 2004
22.	USDA dated November 16, 2004
23.	U.S. Geological Survey (“USGS”) - NMD dated July 14, 2006
24.	Information Manufacturing Corporation dated September 22, 2006
25.	GlobeXplorer, LLC dated July 29, 2004
26.	Digital Globe, Inc. dated July 17, 2003
27.	The Sanborn Map Company, Inc. dated April 13, 2006
28.	USTRANSCOM dated June 7, 2007
29.	SOCOM dated June 29, 2007
30.	Space Missile & Defense Battle Lab dated August 3, 2007

Section 6(g)(iii) - Intellectual Property

See Section 3(g)(ii) of the Disclosure Schedule.

Exhibit B-1

Assignable Contracts

1.	Subcontract Agreements
a.	Parallel Incorporated dated September 25, 2006
2.	License Agreements
a.	Outbound
i.	The Sanborn Map Company, Inc. dated April 13, 2006
ii.	U.S. Army Corps of Engineers, Albuquerque, N.M. dated September 1, 2004
iii.	U.S. Army Space and Missile Defense Command/U.S. Army Forces Strategic Command dated November 6, 2006
iv.	General Dynamics, AIS dated October 29, 2005
v.	U.S. Army Office of Assistant Chief of Staff for Installation Management dated January 12, 2006
vi.	Defense Intelligence Agency - Underground Facility Analysis Center dated October 31, 2006
vii.	DitigalGlobe, Inc. dated November 26, 2003
viii.	The Defense Threat Reduction Agency dated March 21, 2005
ix.	General Dynamics, AIS dated March 31, 2005
x.	General Dynamics, AIS dated May 5, 2006
xi.	ISPA Technology, LLC dated September 22, 2004
xii.	Joint Warfare Analysis Center dated August 29, 2006
xiii.	Marine Corps Intelligence Activity dated September 13, 2006
xiv.	NOAA Coastal Services Center dated March 31, 2006
xv.	U.S. Northern Command dated August 29, 2006
xvi.	Ohio Department of Administrative Services dated December 1, 2006
xvii.	Oregon Bureau of Land Management dated August 31, 2006
xviii.	MTMCTEA dated April 22, 2005
xix.	SOCOM dated August 15, 2006
xx.	The Titan Corporation dated April 22, 2005
xxi.	University of Denver dated July 28, 2006
xxii.	U.S. Department of Agriculture (“USDA”)- Aerial Photography Field Office dated August 20, 2004
xxiii.	USDA dated November 16, 2004
xxiv.	U.S. Geological Survey (“USGS”) - NMD dated July 14, 2006
xxv.	Information Manufacturing Corporation dated September 22, 2006
xxvi.	GlobeXplorer, LLC dated July 29, 2004
xxvii.	DigitalGlobe, Inc. dated July 17, 2003
xxviii.	USTRANSCOM dated June 7, 2007
xxix.	SOCOM dated June 29, 2007
xxx.	Space Missile & Defense Battle Lab dated August 3, 2007

3.	Support Services Agreements
a.	The Sanborn Map Company, Inc. dated April 13, 2006
b.	U.S. Army Space and Missile Defense Command/U.S. Army Forces Strategic Command dated November 6, 2006
c.	General Dynamics, AIS dated October 29, 2005
d.	U.S. Army Office of Assistant Chief of Staff for Installation Management dated January 12, 2006
e.	Defense Intelligence Agency - Underground Facility Analysis Center dated October 31, 2006
f.	DitigalGlobe, Inc. dated November 26, 2003
g.	The Defense Threat Reduction Agency dated March 21, 2005
h.	General Dynamics, AIS dated March 31, 2005
i.	General Dynamics, AIS dated May 5, 2006
j.	ISPA Technology, LLC dated September 22, 2004
k.	Joint Warfare Analysis Center dated August 29, 2006
l.	Marine Corps Intelligence Activity dated September 13, 2006
m.	NOAA Coastal Services Center dated March 31, 2006
n.	U.S. Northern Command dated August 29, 2006
o.	Ohio Department of Administrative Services dated December 1, 2006
p.	Oregon Bureau of Land Management dated August 31, 2006
q.	MTMCTEA dated April 22, 2005
r.	SOCOM dated August 15, 2006
s.	The Titan Corporation dated April 22, 2005
t.	University of Denver dated July 28, 2006
u.	USDA - Aerial Photography Field Office dated August 20, 2004
v.	USDA dated November 16, 2004
w.	USGS - NMD dated July 14, 2006
x.	USTRANSCOM dated June 7, 2007
y.	SOCOM dated June 29, 2007
z.	Space Missile & Defense Battle Lab dated August 3, 2007

Exhibit B-2

Contract Requiring Consents

1.	Teaming Agreements
a.	Geodecisions, a division of Gannett Fleming, Inc. dated January 27, 2005
b.	L-3 Titan ,AMSD (SPAWAR ACCETS) (Northcom) Dated 1/30/2006

2.	License Agreements
a.	Inbound
i.	Macrovision Corporation dated May 14, 2004
ii.	LizardTech, Inc. dated May 7, 2004
iii.	LizardTech, Inc. dated January 27, 2005

3.	Purchase Orders
a.	Advanced Engineering & Sciences a division of ITT Industries, Inc.
b.	NOAA Coastal Services Center
c.	U.S. Northern Command
d.	SDDCTEA
e.	L3 Communications Titan Corporation
f.	USDA-FSA Aerial Photography Field Office
g.	Parallel Inc.
h.	USGS
i.	Booz Allen Hamilton
j.	Marine Corps Intelligence Activity
k.	USTRANSCOM
l.	Space Missile & Defense Battle Lab

4.	Government contracts requiring security clearance and consent to assignment
a.	L-3 Communications Titan Corporation dated February 6, 2007
b.	Advanced Engineering & Sciences a division of ITT Industries, Inc. dated February 8, 2005 (Geosage)
c.	Titan Corporation (JWAC) Purchase Order dated September 25, 2006
d.	General Dynamics (MCIA) Purchase Order dated October 10, 2006
e.	General Dynamics (TRANSCOM J2) Purchase Order dated June 07, 2007

5.	Government Contracts Requiring Novation
a.	USDA - FSA Aerial Photography Field Office Independent Contractor Agreement
b.	Contract with the USGS
c.	SPAWAR (USNORTHCOM) Purchase Order dated August 25, 2006

Exhibit B-3

DESCRIPTION	Acq. Date

Sun Blade 100 workstation	04/30/02
Raptor PCI card demo	04/30/02
Monitor, Keyboard, SDRAM	08/07/02
291GB Sun StorEdge D1000, RAID 5 storage, Sun Fire V480	10/03/02
Sun StorEdge 3310 SN#S023900016C	12/31/02
StorEdge expansion rack, SCSI, PCI network adaptor	12/31/02
SunFire 280R servers + assoc. equip	01/13/03
Upgrade Essentials to Advantage SW - Hardy exp report	02/05/03
Sun Cobalt LX50 - Linux Srvr SNSKRBB307C0080	03/03/03
2X1GB PC 133 SDRAM modules SN #NA111	03/04/03
Dell PowerEdge 2650 Dual 2.6GHZ	03/05/03
Sun Cobalt LX50 - Linux Srvr SN KRBB230C0124	04/07/03
Computer Monitor for trade show	04/24/03
RoboDemo License for Mark Hardy	05/01/03
(3) Dell Optiplex Gx260, Viewsonic, Sun 19" monitors	05/07/03
(2) Dell Optiplex GX260	05/07/03
(2) 72GB SCSI Hard Disk Drives	06/24/03
SunFire V65x Server	07/10/03
SunFire V65x Server - misc costs	07/10/03
!GB Base Memory for Sun Fire Server	08/01/03
SUSE Linux for US Army Pilot	12/10/03
Product Dev Software Eng	01/31/04
Computer Eqp - Product Development	02/09/04
Sun Fire V65x Gen Purpose 2U Rack Mt, CO	04/07/04
Memory Upgrade DRS702/1024 - Ken Melero - Vienna, VA	07/30/04
Bell MicroProducts Q Logic QLA2342-CK	02/28/05
Server for Earthwhere - CO IT Room	04/27/05
2 Servers for Earthwhere - CO IT Room	04/27/05
Earthwhere Website - Design & Programming	07/27/05
Software VMARE - to create a Virtual Workstation - Test Environment	09/28/05
Desktop GX620/520 DAO - Service Tag # Phil Barker	11/10/05
1 GB Module for Dell PowerEdge 2650 400 MHz FSB System - Earthwhere Group	01/25/06
2.8GHz/2MB Cache, Xeon, 800MHzFront Side Bus for PowerEdge 2850	01/25/06
1 Poweredge 6850 Server - Service Tag # 7HD4891 & 2 Poweredge 2850 Servers - Service Tag #CBR6891 - 8BR6891	02/28/06
Latitude D620 Laptop - Jennifer Stefanacci - Service Tag # 9T442B1	06/14/06
Earthwhere Server - James Mast Service Tag # 8M772B1	06/30/06
OptiPlex GX620 Desktop Pentium D 830/3GJz Rostic Sheykhet Service Tag # 6L072B1	06/30/06
Shuttle P 3100 XPC Business System Equipment used for Trade Shows	06/30/06
PC Earthwhere LAB - P 3100b	06/30/06
Additional Memory to supply backup for all EW Servers	07/31/06
Latitude D620 Laptop - Mark Hardy - Service Tag # J0T6TB1	09/30/06
Latitude D620 Laptop - Matt Clark - Service Tag # 10T6TB1	09/30/06
Shuttle P 3100 XPC Business System for EW Trade Shows	10/05/06
Latitude D620 Laptop - (Robert Engelen) Jeff Longie - Service Tag # 59KB2C1	11/20/06
Demonstration Workstation for EW Trade Shows & EW Conference Demos	11/30/06
Demonstration Workstation for EW Trade Shows & EW Conference Demos	11/30/06
Latitude D610 Laptop - Scott Knutti - Asset Tg # 736	11/30/06
Latitude D610 Laptop - Brian Kiggins	11/30/06

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of the 6th day of August, 2007 by and among Sanz, Inc., a Colorado corporation (“Sanz”), Solunet Storage, Inc., a Delaware corporation (“Solunet” and, collectively with Sanz, “Assignor”), and SPADAC Inc., a Delaware corporation (“Assignee”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement dated August 6, 2007 by and among Assignor and Assignee (the “Asset Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Asset Purchase Agreement.

WITNESSTH

WHEREAS, Assignor and Assignee are parties to the Asset Purchase Agreement, pursuant to the terms and conditions of which Assignor agreed, among other things, to assign to Assignee, and Assignee agreed to assume, upon the Closing, the Assumed Liabilities; and

WHEREAS, Assignor and Assignee are executing and delivering this Agreement for the purpose of assigning to Assignee the Assumed Liabilities, and Assignee does hereby assume and agree to pay, discharge and perform the Assumed Liabilities, effective upon the Closing.

NOW, THEREFORE, in consideration of the premises, terms and conditions of the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Assignor by these presents does assign to Assignee and its successors and assigns, forever (subject to the terms hereof) all of Assignor’s right, title and interest, legal and equitable, in and to, and its obligations under, the Assumed Liabilities and Assignee does hereby assume and agree to pay, discharge and perform the Assumed Liabilities, effective upon the Closing.

* * * * *

IN WITNEW WHEREOF, Assignor and Assignee have caused this Assignment and Assumption Agreement to be executed this 6th day of August, 2007.

ASSIGNOR:

SANZ, INC.

By:	/s/ Todd Oseth
By: Todd Oseth Its: CEO

SOLUNET STORAGE, INC.

By:	/s/ David Rosenthal
By: David Rosenthal Its: CFO

ASSIGNEE:

SPADAC INC.

By:	/s/ Mark Dumas
By: Mark Dumas Its: CEO

EXHIBIT C-1 REDACTED

SANZ EarthWhere AR Aging as of 08/02/2007

Customer #	Customer Name	Inv Date	Inv #	Terms	Balance
***	***	***	***	***	***

Shipped on 8/3, to be invoiced on 8/6 since FOB Destination:

	Commission calculation:		GP	Commission
	Maintenance		***	***
	PS		***	***

*** Confidential treatment has been requested. The confidential portions have been omitted and filed separately with the SEC pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

EXHIBIT C-2 REDACTED

Inv No	Date	Cust No	Cust Name - Bill To	Ship To	SOItemNumber	SODescription	Rev	Cost	Check	Aug-07	[Separate column is included for each month through June, 2010]
***	***	***	***	***	***	***	***	***	***	***	***

Total Deferred Maintenance Revenue as of 8/3/07 $***

***Confidential treatment has been requested. The confidential portions have been omitted and filed separately with the SEC pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

EXHIBIT C-3 REDACTED

Customer #	Customer Name	Inv Date	Inv #	Commission
***	***	***	***	***	Maintenance ***
PS ***
Total ***

*** Confidential treatment has been requested. The confidential portions have been omitted and filed separately with the SEC pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

EXHIBIT D

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Sanz, Inc., a Colorado corporation (“Sanz”), and Solunet Storage, Inc., a Delaware corporation (collectively with Sanz, “Seller”), pursuant to that certain Asset Purchase Agreement dated August 6, 2007 (the “Asset Purchase Agreement”) by and among Seller and SPADAC Inc., a Delaware corporation (“Buyer”), and for and in consideration of the Purchase Price, has bargained and sold, and by these presents does grant, bargain, sell, assign, convey, transfer, set over and deliver to Buyer and its successors and assigns, all right, title, and interest that Seller possesses and has the right to transfer in and to the Assets. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Asset Purchase Agreement.

TO HAVE AND TO HOLD all of the Assets hereby conveyed unto Buyer and its successors and assigns, to and for its and their own use and benefit forever.

Seller and Buyer hereby further undertake that each will execute such additional documents and take such further action as may be reasonably required, at the sole cost and expense of the requesting party, in order to confirm and further effectuate the sale and assignment of the Assets to Buyer. This instrument shall be binding upon Seller and their successors and assigns and shall inure to the benefit of Buyer and its successors and assigns.

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IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed as of this 6th day of August, 2007.

SANZ, INC.

By:	/s/ Todd Oseth
By: Todd Oseth Its: CEO

SOLUNET STORAGE, INC.

By:	/s/ David Rosenthal
By: David Rosenthal Its: CFO